                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 18, 1999


                               CORIXA CORPORATION
             (Exact name of registrant as specified in its charter)

                                     0-22891
                            (Commission File Number)

        DELAWARE                                      91-1654387
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
         incorporation)


                         1124 COLUMBIA STREET, SUITE 200
             (Address of principal executive offices, with zip code)

                                  206-754-5711
              (Registrant's telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

        (a) On June 9, 1999, Corixa Corporation ("Corixa") entered into an Agreement and Plan of Merger with Ribi ImmunoChem Research, Inc. ("Ribi"), a Hamilton, Montana-based biopharmaceutical company founded in 1981.

        Pursuant to the terms of the merger agreement, Ribi will merge with and into Corixa and Ribi will cease to exist as a separate company. Corixa will issue up to a maximum of 4,716,860 shares of Corixa common stock to the former Ribi stockholders as consideration for this merger, which includes up to 720,000 shares of Corixa common stock that may be issued as a result of the redemption or conversion of Ribi Series A preferred stock into Ribi common stock prior to the effective date of the merger (assuming no options or warrants to purchase Ribi common stock are exercised after August 9, 1999). All outstanding options and warrants to purchase Ribi common stock will be assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock. A condition to completion of the merger is that all shares of Ribi Series A preferred stock are redeemed or converted into shares of Ribi common stock. The effectiveness of the merger is also subject to certain customary closing conditions, including receipt of approval of the merger by Corixa's stockholders and Ribi's stockholders.

        (b) Ribi focuses on developing novel agents that modulate the human immune response to prevent or treat certain diseases including cancer, infectious diseases and cardiovascular injury.

Item 7    FINANCIAL STATEMENTS AND EXHIBITS.

          (a) Financial Statements of Business to be Acquired.

          Index to Financial Statements
          RIBI ImmunoChem Research, Inc.
          Independent Auditors' Report............................ 1
          Balance Sheets.......................................... 2
          Statements of Operations................................ 3
          Statements of Stockholders' Equity and Comprehensive
             Income............................................... 4
          Statements of Cash Flows................................ 6
          Notes to Financial Statements........................... 7


                         RIBI IMMUNOCHEM RESEARCH, INC.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ribi ImmunoChem Research, Inc.:

     We have audited the accompanying balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ribi ImmunoChem Research, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Billings, Montana
January 22, 1999

                         RIBI IMMUNOCHEM RESEARCH, INC.

                                 BALANCE SHEETS
                        (IN THOUSANDS EXCEPT SHARE DATA)


                                                                          DECEMBER 31,
                                                        JUNE 30,      --------------------
                                                          1999          1998        1997
                                                       -----------    --------    --------
                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents..........................   $     95      $    458    $  1,224
  Available-for-sale investment securities and
     accrued interest................................     10,630        12,767      12,146
  Accounts receivable................................        647         1,302         870
  Inventories........................................      1,391         1,185       1,250
  Other current assets...............................        214           213         234
                                                        --------      --------    --------
     Total current assets............................     12,977        15,925      15,724
Property, plant and equipment, net...................     11,712        11,738      11,453
Deposits.............................................      1,612         1,568          --
Other assets, net....................................        564           597         593
                                                        --------      --------    --------
     Total assets....................................   $ 26,865      $ 29,828    $ 27,770
                                                        ========      ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................   $    240      $    275    $    611
  Accrued liabilities................................        802           793         614
  Deferred revenue...................................      3,355         3,160       1,130
                                                        --------      --------    --------
     Total current liabilities.......................      4,397         4,228       2,355
                                                        --------      --------    --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.10 par, 10,000,000 authorized
     shares; Series A convertible; stated value
     $7,240,000 (unaudited) and $8,240,000 in 1999
     and 1998, respectively; 7,240 (unaudited) and
     8,240 shares issued and outstanding in 1999 and
     1998, respectively (aggregate liquidation
     preference of $7,585,000 (unaudited) and
     $8,429,000 in 1999 and 1998, respectively)......          1             1          --
  Common stock, $.001 par; 30,000,000 authorized
     shares; 20,990,287 (unaudited), 20,322,873 and
     20,311,623 issued and outstanding in 1999, 1998
     and 1997, respectively..........................         21            20          20
  Additional paid-in capital.........................     75,654        75,446      67,485
  Accumulated other comprehensive income (loss)......        (40)            7         (37)
  Accumulated deficit................................    (53,168)      (49,874)    (42,053)
                                                        --------      --------    --------
     Total stockholders' equity......................     22,468        25,600      25,415
                                                        --------      --------    --------
     Total liabilities and stockholders' equity......   $ 26,865      $ 29,828    $ 27,770
                                                        ========      ========    ========


See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                               SIX MONTHS ENDED
                                                   JUNE 30,         YEARS ENDED DECEMBER 31,
                                               -----------------   ---------------------------
                                                1999      1998      1998      1997      1996
                                               -------   -------   -------   -------   -------
                                                  (UNAUDITED)
Revenues:
  Sales......................................  $ 1,306   $ 1,424   $ 2,538   $ 2,743   $ 1,559
  Contracts and licenses.....................    1,550     1,427     2,841     2,834     2,042
  Investment income, net.....................      324       324       746       942     1,017
  Other, net.................................      (12)       (4)       (2)       11         5
                                               -------   -------   -------   -------   -------
                                                 3,168     3,171     6,123     6,530     4,623
Costs and expenses:
  Purchases and production...................      801       722     1,836     1,337       988
  Research and development...................    3,447     4,056     7,872     8,184     6,203
  Selling, general and administrative........    2,016     2,111     4,048     3,426     3,021
                                               -------   -------   -------   -------   -------
                                                 6,264     6,889    13,756    12,947    10,212
                                               -------   -------   -------   -------   -------
Net loss.....................................  $(3,096)  $(3,718)  $(7,633)  $(6,417)  $(5,589)
                                               =======   =======   =======   =======   =======
Basic and diluted net loss per common share..  $ (0.16)  $ (0.18)  $  (.38)  $  (.32)  $  (.30)
                                               =======   =======   =======   =======   =======
Shares used in computation of basic and
  diluted net loss per share.................   20,507    20,315    20,318    20,072    18,890
                                               =======   =======   =======   =======   =======


See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

          STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                      ACCUMULATED
                                                                         OTHER
                                                        ADDITIONAL   COMPREHENSIVE                     TOTAL
                                   PREFERRED   COMMON    PAID-IN        INCOME       ACCUMULATED   STOCKHOLDERS'
                                     STOCK     STOCK     CAPITAL        (LOSS)         DEFICIT        EQUITY
                                   ---------   ------   ----------   -------------   -----------   -------------
Balance at December 31, 1995.....     $--       $19     $   62,460       $ (5)        $(30,047)       $32,427
Comprehensive loss:
  Net loss.......................      --        --             --         --           (5,589)        (5,589)
  Other comprehensive loss:
     Unrealized investment
       losses....................      --        --             --        (23)              --            (23)
                                                                                                      -------
  Total..........................      --        --             --         --               --         (5,612)
Issuance of 1,400 common shares
  under stock grant program......      --        --              6         --               --              6
Issuance of 1,800 common shares
  upon exercise of options.......      --        --              6         --               --              6
Compensation relating to stock
  options........................      --        --             20         --               --             20
                                      ---       ---     ----------       ----         --------        -------
Balance at December 31, 1996.....      --        19         62,492        (28)         (35,636)        26,847
Comprehensive loss:
  Net loss.......................      --        --             --         --           (6,417)        (6,417)
  Other comprehensive loss:
     Realized and unrealized
       investment losses.........      --        --             --        (20)              --            (20)
     Investment losses included
       in net loss...............      --        --             --         11               --             11
                                                                         ----                         -------
                                       --        --             --         (9)              --             (9)
                                                                         ----                         -------
  Total..........................      --        --             --         --               --         (6,426)
Issuance of 3,000 common shares
  under stock grant program......      --        --             13         --               --             13
Issuance of 22,400 common shares
  upon exercise of options.......      --        --             89         --               --             89
Sale of 1,103,448 common shares
  in a private placement, net....      --         1          3,962         --               --          3,963
Issuance of 291,332 common shares
  upon exercise of warrants......      --        --            874         --               --            874
Compensation relating to stock
  options........................      --        --             55         --               --             55
                                      ---       ---     ----------       ----         --------        -------
Balance at December 31, 1997.....      --        20         67,485        (37)         (42,053)        25,415

                                                                      ACCUMULATED
                                                                         OTHER
                                                        ADDITIONAL   COMPREHENSIVE                     TOTAL
                                   PREFERRED   COMMON    PAID-IN        INCOME       ACCUMULATED   STOCKHOLDERS'
                                     STOCK     STOCK     CAPITAL        (LOSS)         DEFICIT        EQUITY
                                   ---------   ------   ----------   -------------   -----------   -------------
Comprehensive loss:
  Net loss.......................      --        --             --         --           (7,633)        (7,633)
  Other comprehensive loss:
     Realized and unrealized
       investment gains..........      --        --             --         24               --             24
     Investment losses included
       in net loss...............      --        --             --         20               --             20
                                                                         ----                         -------
                                       --        --             --         44               --             44
                                                                         ----                         -------
  Total..........................      --        --             --         --               --         (7,589)
Issuance of 1,400 common shares
  under stock grant program......      --        --              5         --               --              5
Issuance of 9,850 common shares
  upon exercise of options.......      --        --             36         --               --             36
Sale of 8,240 preferred shares in
  a private placement, net.......       1        --          7,713         --               --          7,714
Accretion of liquidation
  preference on preferred
  stock..........................      --        --            188         --             (188)            --
Compensation relating to stock
  options........................      --        --             19         --               --             19
                                      ---       ---     ----------       ----         --------        -------
Balance at December 31, 1998.....     $ 1       $20     $   75,446       $  7         $(49,874)       $25,600
                                      ===       ===     ==========       ====         ========        =======

See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                SIX MONTHS ENDED
                                                    JUNE 30,            YEARS ENDED DECEMBER 31,
                                               ------------------    ------------------------------
                                                1999       1998        1998       1997       1996
                                               -------    -------    --------    -------    -------
                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................  $(3,096)   $(3,718)   $ (7,633)   $(6,417)   $(5,589)
  Adjustments to reconcile net loss to net
     cash used by operating activities:
  Depreciation and amortization..............      583        522       1,054      1,002        935
  Common stock grants........................        3          3           5         13          6
  Compensation relating to stock options.....        8         10          19         55         20
  Discount accretion, accrued interest and
     investment losses, net..................       99         70          39        (17)      (415)
  Abandoned patents and asset sales..........       16         23          23         18         18
  Changes in operating assets and
     liabilities:
     Accounts receivable.....................      654        303        (432)      (818)       673
     Inventories.............................     (205)       (67)         65         18       (285)
     Other current assets....................       (1)        71          21         39        (23)
     Accounts payable........................      (34)      (403)       (336)       293         65
     Accrued liabilities.....................        9         46         179         44        (31)
     Deferred revenue........................      195      2,110       2,030        567        (67)
                                               -------    -------    --------    -------    -------
       Net cash used by operating
          activities.........................   (1,769)    (1,030)     (4,966)    (5,203)    (4,693)
                                               -------    -------    --------    -------    -------
Cash flows from investing activities:
  Capital expenditures.......................     (547)      (600)     (1,280)      (796)      (924)
  Payments for other assets and deposits.....      (49)    (1,564)     (1,660)       (78)       (93)
  Proceeds from sale of assets...............       12          5           5          1         --
  Proceeds from maturities of
     held-to-maturity securities.............       --         --          --         --      3,121
  Proceeds from maturities and sales of
     available-for-sale securities...........    4,501      6,124      15,694      8,214      4,784
  Purchases of available-for-sale
     securities..............................   (2,511)    (3,642)    (16,309)    (6,272)    (1,956)
  Purchases of held-to-maturity securities...       --         --          --         --        (97)
                                               -------    -------    --------    -------    -------
       Net cash provided (used) by investing
          activities.........................    1,406        323      (3,550)     1,069      4,835
                                               -------    -------    --------    -------    -------
Cash flows from financing activities:
  Sale of common stock, net..................       --         --          --      3,963         --
  Sale of preferred stock, net...............       --         --       7,714         --         --
  Proceeds from exercise of warrants.........       --         --          --        874         --
  Proceeds from exercise of options..........       --         30          36         89          6
                                               -------    -------    --------    -------    -------
       Net cash provided by financing
          activities.........................       --         30       7,750      4,926          6
                                               -------    -------    --------    -------    -------
Increase (decrease) in cash and cash
  equivalents................................     (363)      (677)       (766)       792        148
Cash and cash equivalents at beginning of
  year.......................................      458      1,224       1,224        432        284
                                               -------    -------    --------    -------    -------
Cash and cash equivalents at end of year.....  $    95    $   547    $    458    $ 1,224    $   432
                                               =======    =======    ========    =======    =======
Significant noncash financing activities:
  Issuance of common stock on conversion of
     convertible preferred stock.............  $ 1,402    $    --    $     --    $    --    $    --
                                               =======    =======    ========    =======    =======


See accompanying notes to financial statements.

                         RIBI IMMUNOCHEM RESEARCH, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Operations. Ribi ImmunoChem Research, Inc. (the "Company") was incorporated on January 9, 1981, and is principally engaged in the development of biopharmaceutical products that stimulate the immune system to generate a cascade of natural agents and signals to prevent and treat human disease. The Company also engages in related activities such as the custom formulation and sale of research products and contract research.


     Interim Financial Information. The balance sheet as of June 30, 1999, the statements of operations and the statements of cash flows for the six-month periods ended June 30, 1999 and 1998 have been prepared by the Company without audit. In the opinion of management all adjustments necessary to conform to Generally Accepted Accounting Principles and the rules and regulations of the Securities and Exchange Commission for interim financial information have been made, all of which are normal and recurring in nature.


     Revenue Recognition. Revenues from the sale of research products are recognized when products are shipped to customers. Revenues from contract research are recognized as related expenses are incurred. Nonrefundable license fees received in connection with product license agreements are recognized over the term of the contract.

     Cash Equivalents. In the statement of cash flows, the Company considers all highly liquid debt instruments with a maturity on the date of acquisition of three months or less to be cash equivalents.

     Investment Securities. Investment securities consist of marketable debt securities and, in 1997, mutual funds that have invested in marketable debt securities. All investment securities are available to support current operations and are, therefore, classified as "available-for-sale." These available-for-sale securities are recorded at fair value, which is based on quoted market prices.

     Any gains and losses from the sale of investment securities are computed under the specific identification method. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as other comprehensive income until realized. Unrealized losses, if any, for all investment securities that are other than temporary are charged against earnings.

     Inventories. Inventories are stated at the lower of cost or market on a specific identification basis. Cost is based on the actual costs associated with producing the inventories, which include direct labor and materials, quality control and manufacturing overhead.

     Property, Plant and Equipment. Property, plant and equipment are stated at cost and depreciated on a straight-line basis over estimated useful lives of 25 to 40 years for buildings and 3 to 12 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred. Significant betterments are capitalized.

     Basic and Diluted Net Loss Per Common Share. Net loss per common share is based on the weighted average number of shares outstanding and takes into consideration the liquidation preference of the preferred stock. The effects of dilution from potential common stock is not presented, as the effect is antidilutive.

     Comprehensive Income. Statement of Financial Accounting Standard No. 130 entitled "Reporting Comprehensive Income" ("FAS 130") was issued in 1997 and adopted by the Company in 1998 on a retroactive basis as permitted by the standard. FAS 130 requires that changes in stockholders' equity that result from transactions and economic events other than those with stockholders be included with net income or loss to arrive at "comprehensive income or loss." The

                         RIBI IMMUNOCHEM RESEARCH, INC.

Company has reported comprehensive loss, net of income taxes, in the Statements of Stockholders' Equity and Comprehensive Income.

     Patents and Other Assets. Other assets consist principally of the costs of patents filed, deferred patent application costs and patent maintenance costs. Such costs are amortized on a straight-line basis over the estimated remaining useful lives of the patented technology ranging from less than one year to nearly 17 years. Unsuccessful patent application costs are expensed when the patent is denied or abandoned. Beginning in 1999 costs of maintaining issued patents are charged to expense as incurred. Such charges are not material to the Company's operations.

     Income Taxes. The Company accounts for certain income and expense items differently for financial reporting and income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and are measured by applying enacted tax rates to taxable years in which such differences are expected to reverse. The current and noncurrent portions of these deferred tax assets and liabilities are classified in the balance sheet based on the respective classification of the assets and liabilities which give rise to such deferred income taxes. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in tax expense in the period that includes the enactment date.

     Stock-Based Employee Compensation. From time to time the Company grants to its employees stock and/or options to purchase stock. In the case of stock grants, compensation expense is recognized by the Company at the time of the grant in the amount of the market value of the stock on the grant date. Compensation expense for the grant of stock options is recognized only when the market value of the underlying stock exceeds the exercise price of the stock option on the grant date. Any such compensation expense is charged to expense over the term that the options vest to the optionee.

     Fair Value of Certain Financial Instruments. The carrying amounts for cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short duration of those instruments.

     Estimates. Management of the Company has made certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                         RIBI IMMUNOCHEM RESEARCH, INC.

(2) INVESTMENT SECURITIES

     The following is a summary of the Company's investment securities:

                                                            FAIR
                                             AMORTIZED     MARKET     UNREALIZED    UNREALIZED
                                                COST        VALUE       GAINS         LOSSES
                                             ----------    -------    ----------    ----------
                                                              (IN THOUSANDS)
DECEMBER 31, 1998
Securities of the U.S. Government and its
  agencies.................................   $ 4,644      $ 4,653       $13           $ 4
Corporate mid-term notes...................     7,373        7,372         8             9
Insured certificates of deposit............       477          476        --             1
                                              -------      -------       ---           ---
                                               12,494       12,501        21            14
Accrued interest...........................       266          266        --            --
                                              -------      -------       ---           ---
                                              $12,760      $12,767       $21           $14
                                              =======      =======       ===           ===
DECEMBER 31, 1997
Mutual funds investing primarily in short
  to intermediate term securities of the
  U.S. Government and its agencies.........   $ 4,717      $ 4,661       $--           $56
Securities of the U.S. Government and its
  agencies.................................     3,453        3,470        17            --
Corporate mid-term notes...................     3,367        3,369         3             1
Insured certificates of deposit............       508          508        --            --
                                              -------      -------       ---           ---
                                               12,045       12,008        20            57
Accrued interest...........................       138          138        --            --
                                              -------      -------       ---           ---
                                              $12,183      $12,146       $20           $57
                                              =======      =======       ===           ===

     Substantially all debt securities at December 31, 1998 mature within two years.

     During 1998 the Company sold shares of two debt mutual funds and one corporate mid-term note for $5.8 million. Book gains realized on the sales totaled approximately $17,000, and book losses realized totaled approximately $37,000. During 1997 the Company sold shares of a debt mutual fund for $500,000 and realized a book loss of approximately $11,000. During 1996 the Company sold shares of debt mutual funds for $425,000. Book gains realized on the sales totaled approximately $3,000, and book losses realized totaled approximately $3,000.

                         RIBI IMMUNOCHEM RESEARCH, INC.

(3) INVENTORIES

     Inventories are as follows:


                                                                    DECEMBER 31,
                                                    JUNE 30,      ----------------
                                                      1999         1998      1997
                                                   -----------    ------    ------
                                                   (UNAUDITED)     (IN THOUSANDS)
Raw materials....................................        95       $  112    $  132
Work in process..................................     1,212        1,024     1,053
Finished goods...................................        84           49        65
                                                     ------       ------    ------
                                                     $1,391       $1,185    $1,250
                                                     ======       ======    ======


(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Buildings...................................................  $ 9,737    $ 9,629
Equipment, furniture and fixtures...........................    8,008      7,149
                                                              -------    -------
                                                               17,745     16,778
Less accumulated depreciation...............................    6,545      5,598
                                                              -------    -------
                                                               11,200     11,180
Construction in progress....................................      349         84
Land........................................................      189        189
                                                              -------    -------
                                                              $11,738    $11,453
                                                              =======    =======

(5) NET LOSS PER COMMON SHARE

     Net loss per common share is computed as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                   ------------------------------------
                                                     1998         1997          1996
                                                   ---------    ---------     ---------
                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
Net loss.........................................   $(7,633)     $(6,417)      $(5,589)
Accretion of liquidation preference on preferred
  stock..........................................       188           --            --
                                                    -------      -------       -------
Net loss applicable to common stock..............   $(7,821)     $(6,417)      $(5,589)
                                                    =======      =======       =======
Weighted average number of common shares
  outstanding....................................    20,318       20,072        18,890
                                                    =======      =======       =======
Net loss per common share........................   $  (.38)     $  (.32)      $  (.30)
                                                    =======      =======       =======

     The Company has convertible preferred stock, warrants and stock options outstanding that are described in Notes 7 and 8 of the Notes to Financial Statements that could potentially dilute earnings per share in the future.

                         RIBI IMMUNOCHEM RESEARCH, INC.

(6) COMPREHENSIVE LOSS (UNAUDITED)



     Total comprehensive loss for the Company consists of the sum of net loss and unrealized gains and losses on available-for-sale investment securities. For the six months ended June 30, 1999 and 1998, total comprehensive loss was $3,143,000 and $3,694,000, respectively.



(7) STOCKHOLDERS' EQUITY


     In July 1998 RGC International Investors, LDC, ("Holder") purchased 8,240 shares of convertible preferred stock of the Company for gross proceeds of $8.2 million ("stated value"). The preferred stock's liquidation preference equals its stated value plus an amount equal to 5% per annum. Beginning the 91st day after the July 17 closing, the preferred stock is convertible into shares of common stock of the Company. From the 91st day until 120 days after the closing, the conversion price was fixed at $6.04. After 120 days the conversion price floats at the lesser of the fixed conversion price or a market price based on average market bid prices for a defined period prior to the conversion date. The actual number of shares of common stock that will be issued will depend upon the preferred stock's liquidation preference and the actual conversion price when the preferred stock is converted. Beginning with the 91st day from the closing date, each thirty days thereafter, on a cumulative basis, a maximum amount of 15% of the preferred stock may be converted into shares of common stock if the conversion price is less than $4.00. The Holder may not control more than 4.9% of the Company's outstanding common stock at any given time. In addition, except for block trades of not less than 15,000 shares of converted common stock, there are restrictions on the number of converted common shares that may be traded on any given trading day. Subject to certain conditions, the Company has the right to redeem all or a portion of the preferred stock at a premium over the purchase price paid by the Holder. In the event the Company fails to meet certain obligations under the agreement with the Holder, the Holder can require the Company to redeem the preferred stock at a premium over the purchase price paid by the Holder. The Company's obligations under this provision generally include maintaining an adequate number of authorized but not issued common shares for conversion purposes, maintaining a current registration statement for the converted common stock, and maintaining a listing for the Company's common stock on the stock market. Certain liquidation or bankruptcy procedures would also trigger the mandatory redemption provisions. Any shares not converted or redeemed will automatically be converted into common stock in July 2001.


     During the second quarter of 1999, 1,000 shares of preferred stock were converted into 666,214 shares of common stock. At June 30, 1999 there were 7,240 shares of preferred stock outstanding which were convertible into common stock at the lower of $6.04 per share or a per share market price based on average market bid prices for the three consecutive trading days during the 22 trading days prior to the date of conversion. On July 13, 1999 RGC converted an additional 750 shares of preferred stock into 444,483 shares of common stock, leaving a balance of 6,490 shares of preferred stock outstanding. (The information in this paragraph is unaudited.)


     In early 1997, effective December 31, 1996, SmithKline Beecham ("SB") purchased 1,103,448 shares of common stock for $4 million. With the stock purchase SB acquired warrants to purchase 500,000 shares of stock at $5.00 per share. The warrants expire if not exercised by January 1, 2000.

                         RIBI IMMUNOCHEM RESEARCH, INC.

     During 1997 warrants to purchase 291,332 shares of common stock at $3.00 per share were exercised for $874,000. These warrants were issued in connection with a sale of common stock in 1991.


(8) STOCK COMPENSATION PLANS


     The Company has a stock grant program under which common stock may be issued to key employees, consultants and other persons providing services deemed important to the Company. The program requires the employee to assign to the Company all know-how, patents and proprietary information developed while employed by, or developed as a result of employment with the Company and to agree not to engage in any activity which could be considered to be in competition with the Company's proposed business while employed by the Company. If the employee violates any one of these conditions, the shares issued pursuant to the program shall revert to the Company. Nonemployees receiving grants are not subject to the conditions imposed on employees receiving grants. Additionally, the Company grants 100 shares of stock to each employee who is not an officer of the Company after completion of one year of employment. Such 100 share grants are not subject to the forfeiture conditions described above.

     The following table sets forth the activity in the stock grant program for the years ended December 31, 1998, 1997 and 1996:

                                                              YEARS ENDED DECEMBER 31,
                                                            -----------------------------
                                                             1998       1997       1996
                                                            -------    -------    -------
Shares available at beginning of year.....................   24,968     27,968     29,368
Shares granted............................................    1,400      3,000      1,400
                                                            -------    -------    -------
Shares available at end of year...........................   23,568     24,968     27,968
                                                            =======    =======    =======
Weighted average grant date fair value....................  $  3.57    $  4.13    $  4.57
                                                            =======    =======    =======

     The Company has a stock option plan called the 1996 Stock Option Plan ("Plan"). Under the Plan all full- or part-time employees are eligible to receive incentive stock options and nonqualified stock options, and certain directors and consultants are eligible to receive nonqualified stock options. Any option granted under the Plan may include a stock appreciation right (SAR) to surrender to the Company all, or a portion, of the option in exchange for cash or stock, the sum of which is equal to the value of the excess of fair market value of the common stock over the option price. The Plan provides for awarding options for a maximum of 900,000 shares with an exercise price not less than fair market value at the date of grant, except for options awarded to certain directors. Options are nontransferable and expire if not exercised within ten years from the date of the grant. Options can be exercised in cumulative installments over a vesting schedule set by the Company's Board of Directors. Through December 31, 1998 all options granted from the Plan to employees can be exercised in cumulative installments of 20% per year beginning on the date of the grant. Vesting of discounted stock options issued to certain directors is discussed below.

     The Company also has a stock option plan that was approved by stockholders in 1986. The 1986 Plan expired in 1996, and no new options can be granted under it. However, options already granted (908,000 shares, net of options that have been exercised or forfeited) can be exercised for a period of ten years from the date of grant. The terms of the 1986 Plan were very similar to the ones described for the 1996 Plan. All options granted under the 1986 Plan, except for discounted stock options issued

                         RIBI IMMUNOCHEM RESEARCH, INC.

to certain directors as discussed below, can be exercised in cumulative installments of 20% per year beginning on the date of the grant.

     Both stock option plans provide for the issuance of nonqualified stock options with an exercise price which is 20% below the market price of the Company's common stock on the grant date. The discounted stock options may be awarded to directors who are not employees of the Company who elect to receive the discounted stock options rather than cash for all or a portion of their director fees. The directors are required to make the voluntary election at least six months prior to the beginning of each calendar year. The number of options to be granted is determined by dividing the amount of the foregone cash compensation by the amount of the per share price discount on the grant date. Such options are granted at the end of each calendar quarter and are fully vested on the grant date. The options, which expire if not exercised within ten years from the grant date, are exercisable after a six month period following the grant date.

     During 1996 the Company's Board of Directors adopted the 1996 Directors' Stock Option Plan ("Directors' Plan") for directors who are not employees of the Company. The Directors' Plan was approved by stockholders in 1997. The Directors' Plan provides for the grant of nonqualified options to purchase a maximum of 210,000 shares of common stock. Each director who is not an employee was granted options to purchase 30,000 shares on the later of the date the Directors' Plan was adopted or on the date he first became a director. In addition, immediately following each annual meeting of the Company's stockholders, each director who is not an employee who continues as a director after the meeting will be granted options to purchase 500 shares. The exercise price of the options is the market price on the date of the grant. The options vest and can be exercised at the rate of 50% on the date of grant and 25% on each anniversary of the grant date. The options expire if not exercised within ten years of the grant date. During 1996 options to purchase 150,000 shares at $4.00 per share were granted under the Directors' Plan. During each year 1997 and 1998 options were granted to purchase 2,500 shares at prices of $3.63 and $5.75 per share, respectively.

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The following table sets forth the activity in the 1986 and 1996 stock option plans and the 1996 Directors' Plan for the years ended December 31, 1996, 1997 and 1998. There were no SARs outstanding under the plans during the three year period ended December 31, 1998.

                                                 OPTIONS FOR
                                                  EMPLOYEES         DISCOUNTED OPTIONS
                                                AND DIRECTORS         FOR DIRECTORS
                                             --------------------   ------------------
                                                         AVERAGE              AVERAGE      TOTAL
                                              COMMON     EXERCISE   COMMON    EXERCISE    COMMON
                                              SHARES      PRICE     SHARES     PRICE      SHARES
                                             ---------   --------   -------   --------   ---------
SHARES UNDER OPTION:
Outstanding at December 31, 1995...........    946,050    $5.90     58,396     $4.35     1,004,446
Granted....................................    432,779     5.26      9,568      3.34       442,347
Exercised..................................     (1,800)    3.19         --        --        (1,800)
Canceled...................................    (33,100)    6.24     (7,694)     4.42       (40,794)
                                             ---------    -----     -------    -----     ---------
Outstanding at December 31, 1996...........  1,343,929     5.44     60,270      4.18     1,404,199
Granted....................................    128,500     3.65     13,864      3.32       142,364
Exercised..................................    (22,400)    3.96         --        --       (22,400)
Canceled...................................    (80,400)    7.16         --        --       (80,400)
                                             ---------    -----     -------    -----     ---------
Outstanding at December 31, 1997...........  1,369,629     5.20     74,134      4.02     1,443,763
Granted....................................    192,750     5.04     26,250      3.22       219,000
Exercised..................................     (9,850)    3.61         --        --        (9,850)
Canceled...................................    (50,650)    5.38         --        --       (50,650)
                                             ---------    -----     -------    -----     ---------
Outstanding at December 31, 1998...........  1,501,879    $5.18     100,384    $3.81     1,602,263
                                             =========    =====     =======    =====     =========
OPTIONS EXERCISABLE AT:
  December 31, 1996........................    864,506    $5.71     53,369     $4.31       917,875
  December 31, 1997........................  1,032,372     5.49     65,181      4.14     1,097,553
  December 31, 1998........................  1,159,472     5.35     83,044      4.05     1,242,516
RANGES OF EXERCISE PRICES AND AVERAGE
  MONTHS (MO) TO EXPIRATION OF:
Options outstanding at December 31, 1998
$1.50-$1.85 (105 mo).......................      2,000    $1.50     10,810     $1.85        12,810
$2.95-$4.90 (41 mo)........................    675,850     3.93     80,940      3.78       756,790
$5.75-$7.50 (61 mo)........................    795,779     6.15      8,634      6.49       804,413
$8.00-$8.63 (50 mo)........................     28,250     8.32         --        --        28,250
                                             ---------              -------              ---------
                                             1,501,879              100,384              1,602,263
                                             =========              =======              =========

                         RIBI IMMUNOCHEM RESEARCH, INC.

                                                 OPTIONS FOR
                                                  EMPLOYEES         DISCOUNTED OPTIONS
                                                AND DIRECTORS         FOR DIRECTORS
                                             --------------------   ------------------
                                                         AVERAGE              AVERAGE      TOTAL
                                              COMMON     EXERCISE   COMMON    EXERCISE    COMMON
                                              SHARES      PRICE     SHARES     PRICE      SHARES
                                             ---------   --------   -------   --------   ---------
Options exercisable at December 31, 1998
$1.50 (22 mo)..............................      2,000    $1.50         --     $  --         2,000
$2.95-$4.90 (78 mo)........................    453,555     3.91     74,410      3.76       527,965
$5.75-$7.50 (53 mo)........................    675,667     6.21      8,634      6.49       684,301
$8.00-$8.63 (50 mo)........................     28,250     8.32         --        --        28,250
                                             ---------              -------              ---------
                                             1,159,472              83,044               1,242,516
                                             =========              =======              =========

     The Company has entered into a Stock Option Agreement with its Chief Executive Officer, President and Chairman ("CEO"). Pursuant to the 1987 agreement, and later agreements, the CEO was granted options, which are currently outstanding and exercisable, to purchase 50,000 shares of common stock at $3.00 per share. All of the CEO's options under this agreement expire if not exercised by June 30, 2000. The CEO did not exercise any options in 1996, 1997 or 1998. Additionally, the CEO has been granted options to purchase stock under the Company's stock option plans described above.

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 in accounting for stock options. As a result, no compensation expense has been recognized relative to its employees where the exercise price of the option equaled or exceeded the stock's market value on the grant date. Compensation expense recognized relative to directors who receive discounted stock options rather than cash for directors' fees totaled $19,000, $12,000 and $8,000 in 1998, 1997 and 1996, respectively. Compensation expense recognized from grants of stock totaled $5,000, $13,000 and $6,000 in 1998, 1997 and 1996, respectively. Compensation expense recognized from the extension of the expiration date of the CEO's stock options in 1997 totaled $31,000. If compensation cost for the stock option plans would have been determined for employees and directors, other than directors receiving discounted options, consistent with the fair value method, the Company's net loss and basic loss per common share would have been increased to the pro forma amounts indicated below:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------    -----    -----
Net loss (In Thousands)
  As reported...............................................  $7,633    6,417    5,589
  Pro forma.................................................   8,116    6,818    6,018
Basic loss per common share
  As reported...............................................  $  .38      .32      .30
  Pro forma.................................................     .41      .34      .32
Weighted average fair value of options granted during the
  year......................................................  $ 3.17     2.13     2.93

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The pro forma amounts in the preceding table only include the vested portion of the fair value of stock options granted after December 31, 1994. Because some of the options granted prior to December 31, 1994 vest during this phase-in period and the value is not included, the pro forma amounts are not likely to be representative of the effects on future reported net loss and net loss per share. The fair value has been determined using the Black-Scholes formula, which requires the Company to make several assumptions, some of which are listed below.

                                                               OPTIONS GRANTED IN
                                                              --------------------
                                                              1998    1997    1996
                                                              ----    ----    ----
Average risk-free interest rate.............................   5.5%    6.6%    6.2%
Average expected life (years)...............................   7.0     5.6     6.5
Average annualized expected volatility......................  .557    .556    .573
Expected dividends..........................................  None    None    None


(9) COMMITMENTS AND CONTINGENCIES


     The Company has an employment agreement with its CEO, which currently provides for an annual salary of $275,000. The agreement may be terminated by the Company by giving notice one year prior to expiration of the contract, which otherwise automatically extends for one-year periods, unless there is termination for "cause." The CEO will be paid his salary until the agreement expires.

     The Company carries $10 million in product liability insurance for its products which are being used in clinical trials and for commercial sales, when approved, of Melacine melanoma theraccine. The Company is self-insured for product liability for research products being marketed. In addition, the Company has agreed to indemnify its directors and officers for liabilities incurred as a result of their positions with the Company.


     The Company, the National Institutes of Health ("NIH") and the Bitterroot Valley Sanitary Landfill ("Landfill") were notified by the Montana Department of Health and Environmental Sciences (now known as the Department of Environmental Quality ["DEQ"]) in March 1991 that they had been identified as potentially responsible parties ("PRPs") and as such are jointly and severally liable for groundwater contamination located at and near the site of the Landfill in Ravalli County, Montana. The Company's involvement arises out of waste that it deposited at the Landfill from 1982 to 1985, which the Landfill had permits to receive. The NIH unilaterally and voluntarily initiated and completed work pursuant to an interim remediation plan approved by the DEQ to remove and decontaminate the believed source of contamination and treat the aquifers, which tests have shown contain contaminants. Although decontamination of the soil at and around the Landfill has been completed, treatment of the groundwater in the proximity of the disposal site continues utilizing carbon filtering and air sparging, and it is anticipated such treatment will continue through 1999 and possibly longer. The DEQ conducted a "Risk Assessment" and issued a "Draft Final Feasibility Study" in October 1994 that discussed possible final remediation alternatives. In August 1995 the DEQ announced that it had approved a second interim action in the vicinity of the Landfill being unilaterally and voluntarily conducted by the NIH and which involved installing individual replacement and new wells to provide both an alternate water supply for the area residents and to develop additional information on the site hydrogeology. Information collected from these wells through a multi-year monitoring program will be used by the DEQ to evaluate the effectiveness of the remediation efforts to date. The second interim action plan calls for the wells to be installed in

                         RIBI IMMUNOCHEM RESEARCH, INC.

three phases. Phase I included occupied properties with the highest remaining contamination levels. Phase II included occupied properties with lesser degrees of contamination. Phase III consisted largely of vacant properties. Preliminary studies completed in 1994 estimated the cost of the wells to be approximately $1.4 million. Information indicates that a total of 19 alternate water supply wells have been installed at a cost of approximately $1.0 million. The DEQ could require the PRPs to implement further remediation should these wells not provide sufficient quality or quantity of water. Additionally, the NIH has indicated it is undertaking Phase II groundwater remediation to intercept and treat contaminated groundwater near the eastern Landfill boundary. The NIH has projected costs for this Phase II groundwater remediation to be in excess of $1.0 million through 1999. The NIH, which has taken the lead and incurred substantially all of the remediation costs, has represented publicly that it would continue to work with the DEQ toward an acceptable final remediation plan.



     The DEQ initiated an action in 1997 in the state district court in Lewis and Clark County, Montana, against the Company, the Landfill and the owners of the Landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $238,000, as well as a declaratory judgment finding the parties liable for future oversight costs, plus civil penalties in the event the parties fail to comply. Since the action was initiated, the Company and the NIH jointly have received statements requesting payment of an additional $27,000. In May 1998, the Company was informed that the DEQ had entered into a settlement agreement with the Landfill and its owners, whereby the Landfill and its owners agreed to collectively pay the DEQ approximately $35,000. The Company believes that it has meritorious defenses to the claim, including the amount thereof, and that there are other responsible parties. The Company filed a response to the action, including a counter claim and motions for a change in venue and to dismiss. The Court granted the Company's motion for a change of venue to Ravalli County where the Company is located. The Court did not rule on the motion to dismiss, which motion will now be acted upon by the Court in Ravalli County. Recently the DEQ filed a Motion for Stay of Proceedings pending the outcome of the action in Federal District Court discussed below in which the DEQ is a plaintiff. The Court granted the motion which the Company did not oppose.


     On April 21, 1998, the Company received notice that the United States of America (U.S.), acting on behalf of the Department of Health and Human Services, which oversees the NIH, filed suit in United States District Court seeking contribution from the Company of an "equitable share" of past and future response costs incurred by the NIH in connection with the remediation at and near the Landfill. The complaint alleges that as of September 30, 1997, the U.S. had incurred response costs in excess of $3.4 million and that it expects to incur more than $1.0 million in additional response costs. The Company filed a response to the action. On or about June 4, 1998 the Company received notice that the U.S. had entered into a settlement agreement with the Landfill and the Landfill owners pursuant to which the settling parties agreed to make payment in the amount of $440,000. In view of the settlement, the U.S. filed with the Court a Joint Motion for Stay of Proceedings between the U.S., the Landfill and Landfill owners. Assuming the settlement is completed, the action against the Landfill and the Landfill owners would be dismissed. Although the Company believes it has meritorious defenses to the cost recovery claim, including the amount thereof, and that there are other responsible parties, there can be no assurance that the Company will be successful in its defenses to claims arising out of the Landfill, including the claims made by the

                         RIBI IMMUNOCHEM RESEARCH, INC.

U.S. The court issued a scheduling order. Pursuant to the order, the trial of this matter is anticipated to begin in the fall of 2000.



     On or about June 6, 1998 the DEQ filed a complaint in the United States district court against the Company, the Landfill and the owners of the Landfill seeking recovery of past alleged costs associated with its oversight activities in the amount of $258,000, of which it indicated not more than $154,000 had been reimbursed, plus interest and attorneys' fees and costs as well as a declaratory judgment finding the parties liable for future response costs. This action brought under the Federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") is similar to that filed in the state district court under a State Comprehensive Environmental Cleanup and Responsibility Act ("CECRA") described above. The Company has filed a response to the action, including a counterclaim against the DEQ. The DEQ has initiated discovery, and the Company responded to a discovery request. The Company believes that is has meritorious defenses to the claim, including the amount thereof, and that there are other responsible parties. There can be no assurance that the Company's defenses and counterclaim will be successful.



     Depending upon the eventual outcome of the above discussed litigation and when in time the litigation is concluded and the success of the Company in pursuing defense and indemnity with insurance carriers, the outcome may or may not have a material effect on the Company's financial condition. Accordingly, it is not possible at present to accurately predict whether an adverse outcome will have a material adverse effect on the Company's financial condition. The Company is unable to determine its overall potential liability with respect to the Landfill at this time. As of December 31, 1998, the Company has accrued a reserve of approximately $290,000 to cover legal, consulting and DEQ reimbursement costs associated with the Company as a PRP. Net costs charged against operations in 1998, 1997 and 1996 were $104,000, $42,000 and $13,000, respectively.



     In 1999, an insurance carrier agreed to assume reasonable defense costs in the cases discussed above but has reserved its rights to challenge its responsibility. The insurance carrier has also agreed to reimburse the Company's defense costs incurred to date. As of June 30, 1999 the Company has accrued a reserve of approximately $300,000 to cover billed and potential legal, consulting and DEQ reimbursement costs associated with the Company as a PRP. Net costs charged against operations during the first six month periods of 1999 and 1998 were $54,000 and $47,000, respectively. (The information in this paragraph is unaudited.)



     In June 1997 a complaint was filed in district court in Ravalli County against the Company by a former employee who was discharged for cause in June 1996. The former employee alleges discharge in violation of the Montana Wrongful Discharge from Employment Act ("Act") and further, that discharge was for refusal to violate public policy. The Court granted dismissal with respect to that portion of the complaint which alleges termination for refusal to violate public policy. The former employee filed a motion for reconsideration asking the Court to reverse its decision with respect to the issue of termination for refusal to violate public policy and requested the Court for permission to amend the complaint to include additional allegations relative to the public policy issue. On April 6, 1998 the Court allowed the former employee to amend the complaint as requested. If the former employee should ultimately prevail on the issue of discharge in violation of the Act, the potential liability of the Company would be approximately $320,000, exclusive of the Company's attorneys' fees and related costs. If the former employee prevails on the public policy issue, the Company could be subject to punitive damages of an unknown amount in addition to the potential liability for violation of the Act. The Company believes that it has a meritorious defense and plans to vigorously defend the suit. However, it is not possible to reliably assess the outcome. Depending upon the eventual

                         RIBI IMMUNOCHEM RESEARCH, INC.

outcome of this litigation and the timing of its conclusion, the result of this litigation may or may not have a material adverse effect on the Company's financial condition. It is possible the case may go to trial during the first half of 2000.



     The Company recently filed a motion for partial summary judgement on the violation of public policy issue. Plaintiff has filed a motion for partial summary judgment on the issue of discharge in violation of the Wrongful Discharge Act. It is anticipated there will be oral arguments to the court concerning the respective motions. However, no date has been set for the oral arguments. (The information in this paragraph is unaudited.)



     The former employee has also filed a petition for Judicial Review in district court in Missoula County naming the Company and the State of Montana Department of Labor and Industry respondents and asking the Court to review and overturn the Department of Labor's decision finding the former employee was terminated for misconduct under Montana law and is, therefore, not allowed to collect unemployment benefits. The Company filed a response arguing the correctness of the Department of Labor's decision. The Court remanded the matter to the Department of Labor for further testimony, which was taken. In the event the former employee is successful, it would not have a material adverse effect on the financial condition of the Company.



     The Department of Labor in 1999 confirmed its previous findings that the former employee willfully and purposefully failed to follow the reasonable instructions of the Company and, therefore, was discharged for misconduct connected with his work and directly affecting his employment. Accordingly, the Department of Labor confirmed its previous findings that the former employee is not eligible to receive unemployment insurance benefits. The former employee has filed a petition for judicial review of the most recent decision of the Department of Labor in district court in Missoula County. (The information in this paragraph is unaudited.)

                         RIBI IMMUNOCHEM RESEARCH, INC.

(10) INCOME TAXES


     The net operating loss carryforwards and tax credits available to reduce future federal taxable income or related taxes and the year of expiration are approximately as follows:

                                                                                     RESEARCH
                                                                                        AND
                                      NET OPERATING    INVESTMENT    ORPHAN DRUG    DEVELOPMENT
                                          LOSS           CREDIT        CREDIT         CREDIT
                                      -------------    ----------    -----------    -----------
                                                           (IN THOUSANDS)
                                      ---------------------------------------------------------
Expires December 31,
1998................................     $   254            7              --             31
1999................................         328            3              --             50
2000................................         529            9              --             58
2001................................         251           --              --             76
2002................................         821           --              --             82
2003................................       2,272           --              --            128
2004................................       2,751           --              --            106
2005................................       2,606           --              --            115
2006................................       3,595           --              --            154
2007................................       4,488           --              --            198
2008................................       4,238           --              --            243
2009................................       4,574           --              --            343
2010................................       5,445           --              --            163
2011................................       5,391           --             242            173
2012................................       5,813           --             622            406
2018................................       7,240           --             315            423
                                         -------           --           -----          -----
                                         $50,596           19           1,179          2,749
                                         =======           ==           =====          =====

                         RIBI IMMUNOCHEM RESEARCH, INC.

     The tax effects of temporary differences that give rise to federal and state deferred tax assets and liabilities consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS)
Gross deferred tax assets:
  Net operating loss carryforwards..........................  $ 20,698    $ 17,929
  General business credit carryforwards.....................     3,955       3,235
  Loss contingency reserve..................................       121          79
  Employee benefits.........................................       123         109
  Other.....................................................        35          28
                                                              --------    --------
                                                                24,932      21,380
Valuation allowance.........................................   (24,381)    (20,873)
                                                              --------    --------
                                                                   551         507
                                                              --------    --------
Gross deferred tax liabilities:
  Depreciation..............................................       487         422
  Inventories...............................................        64          85
                                                              --------    --------
                                                                   551         507
                                                              --------    --------
Net.........................................................  $     --    $     --
                                                              ========    ========

     The Company has provided a valuation allowance for deferred tax assets which management believes are not currently assured of being realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods in which those temporary differences are deductible.

     The net increase in the valuation allowance for the years ended December 31, 1998, 1997 and 1996 was $3,508,000, $3,593,000 and $2,108,000, respectively.
Additionally, when subsequently recognized, approximately $861,000 of the valuation allowance will be credited to additional paid-in capital.


(11) INTERNATIONAL SALES AND MAJOR CUSTOMERS


     The Company markets its research products worldwide, generally to nonexclusive distributors. During 1998, 1997 and 1996, export sales were 83%, 82% and 77% of total sales, respectively. Export sales were primarily to Europe, Japan and Canada.

     The Company has a total of four license agreements with SmithKline Beecham ("SB") for use of defined adjuvants in various vaccines being developed by SB. SB is developing vaccines, which include these adjuvants, for indications in infectious diseases and cancer. The agreements generally provide for payment to the Company of license fees and supply payments, as well as royalties upon commercialization of SB's vaccines. The agreements grant SB exclusive rights to these adjuvants for use in vaccines for some diseases and co-exclusive or nonexclusive rights for others. The Company also sells adjuvants and research products to SB. Revenues from all transactions with SB were 59% of

                         RIBI IMMUNOCHEM RESEARCH, INC.

total revenue in 1998, 63% in 1997 and 48% in 1996. At December 31, 1998 SB owed the Company approximately $1,039,000 in trade accounts receivable, none of which are delinquent.

     As of December 31, 1998, SB and S.R. One Limited, a subsidiary of SB, held 1,254,056 shares, or 6.2% of the Company's outstanding common stock. Additionally, SB has warrants to purchase 500,000 shares of common stock at $5.00 per share. The warrants expire if not exercised by January 1, 2000.

     The Company has granted Wyeth-Lederle Vaccines and Pediatrics ("WLV&P") (a business unit of Wyeth-Ayerst Laboratories, which is a division of American Home Products Corporation) a worldwide co-exclusive license to use the Company's adjuvants commercially upon regulatory approval of certain vaccines being developed by WLV&P. In addition to an annual license fee, the Company will receive transfer payments for supplies of adjuvant and will be entitled to royalties upon commercial sale of vaccines. Revenues received from WLV&P were 15% of the Company's total revenue in 1998, 12% in 1997 and 17% in 1996.

     During 1998 the Company entered into a marketing agreement with Schering-Plough ("SP"), which provides SP with worldwide marketing rights for the Company's Melacine melanoma theraccine. At December 31, 1998, the Company has $2,068,000 in deferred license revenues, the proceeds of which would be returned to SP if certain product goals are not achieved by December 31, 1999. SP has the option to extend the goal deadline. Of the total potential refund, $500,000 would require the use of current investments and the balance would come from noncurrent deposits, which are restricted from use in the Company's operations.


(12) EMPLOYEE BENEFITS


     The Company provides an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all regular employees. The Company matches 30% of employee contributions of up to 6% of compensation. The amount charged against income in 1998, 1997 and 1996 was $73,000, $69,000 and $58,000, respectively.

     Additionally, the Company provides other employee benefits, including health insurance for employees who are actively employed. The Company is self-insured for health insurance up to a predetermined amount above which third party insurance applies. For 1998 the maximum exposure to health claims totaled $278,000. Charges against income for health insurance, including claims and insurance, were approximately $274,000, $207,000 and $168,000 in 1998, 1997 and
1996, respectively.


(13) FUTURE ACCOUNTING CHANGES


     During 1998 the Financial Accounting Standards Board released Statement of Financial Accounting Standards ("FAS") No. 133, which the Company will be required to adopt in 1999. FAS No. 133 requires uniform accounting for derivative instruments and hedging activities. While the Company is still evaluating FAS No. 133, it does not expect the Standard to have a material impact on the Company's financial position or results of its operations.


(14) SUBSEQUENT EVENT -- PLANNED MERGER WITH CORIXA CORPORATION (UNAUDITED)



     On June 10, 1999 the Company announced that it had reached an agreement with Corixa Corporation whereby Corixa would acquire all of the outstanding common stock of the Company. Under terms of the proposed merger, the Company's common shareholders will receive 0.1685 shares

                         RIBI IMMUNOCHEM RESEARCH, INC.

of Corixa common stock for each share of Company common stock owned. Based on the closing price of Corixa common stock on July 31, 1999, the value received for the Company's common stock is approximately $49,210,000. In addition Corixa will provide approximately $7,891,000 in cash attributed to the purchase of shares currently held as preferred by RGC International Investors, LDC, stemming from a July 1998 financing by the Company. All outstanding shares of the Company's preferred stock will be redeemed or converted into the Company's common stock in accordance with the terms of the agreement. The transaction is intended to qualify as a tax-free reorganization and will be accounted for as a purchase. Subject to shareholder approval, the merger is expected to be completed in the fall of 1999.

     (b)  Pro Forma Financial Information.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements give effect to the merger, the Anergen acquisition which occurred on February 10, 1999 and the GenQuest acquisition which occurred on September 15, 1998 using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the merger as if it had occurred on June 30, 1999. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the merger, the Anergen acquisition and the GenQuest acquisition as if they had occurred on January 1, 1998. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 1999 gives effect to the merger and the Anergen acquisition as if they had occurred on January 1, 1999. The Unaudited Pro Forma Consolidated Financial Statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the merger or acquisition had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.


     For pro forma purposes:


     - Corixa's unaudited consolidated balance sheet as of June 30, 1999 has been combined with the Ribi unaudited balance sheet as of June 30, 1999 as if the merger had occurred on June 30,1999;

     - Corixa's unaudited statement of operations for the six months ended June 30, 1999 has been combined with Anergen's unaudited statement of operations for the period from January 1, 1999 to February 10, 1999. Corixa's audited statement of operations for the year ended December 31, 1998 has been combined with Anergen's audited statement of operations for the year ended December 31, 1998 and GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998 to arrive at Corixa pro forma combined results; and

     - Corixa's unaudited pro forma combined statements of operations for the six months ended June 30, 1999 and year ended December 31, 1998 have been combined with the Ribi unaudited statement of operations for the six months ended June 30 1999 and the audited statement of operations for the year ended December 31, 1998, as if the merger had occurred on January 1, 1999 and January 1, 1998, respectively.


     The unaudited pro forma adjustments have been applied to the financial information derived from the financial statements of Corixa, Ribi, Anergen and GenQuest to account for the merger, the Anergen acquisition and the GenQuest acquisition as purchases; accordingly, assets acquired and liabilities assumed are reflected at their estimated fair values which are subject to further refinement, including appraisals and other analyses.


     The unaudited pro forma consolidated financial information has been prepared based on the assumptions described in the notes thereto and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Ribi based on preliminary estimates of their fair value. In the opinion of Corixa, all adjustments necessary to present fairly such unaudited pro forma consolidated financial information have been made based on the proposed terms and structure of the merger.

     As a result of the merger, Corixa expects to record acquired intangible assets for adjuvant know-how and work force, acquired goodwill and a nonrecurring charge to operations for acquired in-process research and development. The pro forma consolidated financial statements reflect an allocation to acquired in-process research and development and acquired goodwill, adjuvant know-how and work force estimated to be $26.0 million and $10.9 million, respectively. The charge for acquired in-process research and development has been reflected in the unaudited pro forma consolidated balance sheet, but excluded from the unaudited pro forma consolidated statement of operations, because the charge is nonrecurring.


     The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on June 30, 1999, January 1, 1998 or January 1, 1999, respectively, nor is it necessarily indicative of future operating results or financial position.



     These unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and the related notes thereto of Corixa and Ribi, and other financial information pertaining to Corixa and Ribi, including "Corixa Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Ribi Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Form S-4 filed on August 12, 1999 or, in the case of Corixa, incorporated by reference from its Form
10-K filed on March 22, 1999, its Forms 10-Q's filed on May 6, 1999 and
August 9, 1999 and its two Forms 8-K's filed on August 9, 1999.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1999

                                 (IN THOUSANDS)


                                                        PRO FORMA                         PRO FORMA
                                  CORIXA      RIBI     ADJUSTMENTS         NOTE 2         COMBINED
                                 --------   --------   -----------   -------------------  ---------
ASSETS
Current assets:
  Cash and cash equivalents....  $  6,459   $     95    $     --                          $  6,554
  Securities
     available-for-sale........    49,633     10,630                                        60,263
  Accounts receivable..........     2,523        647                                         3,170
  Interest receivable..........       818         --                                           818
  Prepaid expenses.............     1,110                                                    1,110
  Inventory....................        --      1,391                                         1,391
  Other current assets.........        --        214                                           214
                                 --------   --------    --------                          --------
          Total current
             assets............    60,543     12,977                                        73,520
Property and equipment, net....     9,990     11,712                                        21,702
Investments....................     3,591         --                                         3,591
Goodwill and other purchased
  intangibles..................        --         --      10,950     (ii)(iii)(iv)          10,950
Other assets -- net............        --        564        (564)    (viii)                     --
Deferred charges and
  deposits.....................       159      1,612                                         1,771
                                 --------   --------    --------                          --------
          Total assets.........  $ 74,283   $ 26,865    $ 10,386                          $111,534
                                 ========   ========    ========                          ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities...............  $  4,664   $  1,042    $  2,600     (v)                  $  8,306
  Deferred revenue.............    10,498      3,355                                        13,853
  Current portion of
     obligations and
     commitments...............     3,177         --                                         3,177
                                 --------   --------    --------                          --------
          Total current
             liabilities.......    18,339      4,397       2,600                            25,336
Long-term obligations and
  commitments, less current
  portion......................    12,478         --                                        12,478
Stockholders' equity:
  Preferred stock..............        --          1          (1)    (vi)                       --
  Common stock.................        15         21         (17)    (vi)(vii)                  19
  Additional paid-in capital...    99,281     75,654     (18,816)    (vi)(vii)             156,119
  Deferred compensation........      (726)        --                                          (726)
  Accumulated comprehensive
     income....................      (435)       (40)         40     (vi)                     (435)
  Accumulated deficit..........   (54,669)   (53,168)     26,580     (i)(vi)(viii)(ix)     (81,257)
                                 --------   --------    --------                          --------
          Total stockholders'
             equity............    43,466     22,468       7,786                            73,720
                                 --------   --------    --------                          --------
          Total liabilities and
             stockholders'
             equity............  $ 74,283   $ 26,865    $ 10,386                          $111,534
                                 ========   ========    ========                          ========
Book value per share...........  $   2.95   $   1.07                                      $   3.87
                                 ========   ========                                      ========

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            CORIXA
                                          PRO FORMA
                                           COMBINED
                                          (INCLUDING             CORIXA/RIBI     PRO
                                           ANERGEN)               PRO FORMA     FORMA
                                           (NOTE 4)     RIBI     ADJUSTMENTS   COMBINED
                                          ----------   -------   -----------   --------
Revenue:
  Sales.................................   $     --    $ 1,306     $    --     $  1,306
  Collaborative agreements..............      8,535      1,550          --       10,085
  Government grants.....................        751         --          --          751
                                           --------    -------     -------     --------
          Total revenue.................      9,286      2,856          --       12,142
Operating expenses:
  Purchases and production costs........         --        801          --          801
  Research and development..............     19,207      3,447          --       22,654
  General and administrative............      2,432      2,016          --        4,448
  Amortization of goodwill and other
     purchased intangibles..............         --         --       1,033(ix)    1,033
  In-process research and
     development(1).....................     11,612         --          --       11,612
                                           --------    -------     -------     --------
          Total operating expenses......     33,251      6,264       1,033       40,548
                                           --------    -------     -------     --------
Loss from operations....................    (23,965)    (3,408)     (1,033)     (28,406)
Interest income.........................      1,399        324          --        1,723
Interest expense........................       (399)        --          --         (399)
Other income............................        471        (12)         --          459
                                           --------    -------     -------     --------
Net loss................................    (22,494)    (3,096)     (1,033)     (26,623)
Preferred stock deemed dividend.........     (5,539)        --          --       (5,539)
Accretion of liquidation preference on
  preferred shares......................         --       (198)         --         (198)
Preferred stock dividend................       (146)        --          --         (146)
                                           --------    -------     -------     --------
Net loss applicable to common
  stockholders..........................   $(28,179)   $(3,294)    $(1,033)    $(32,506)
                                           ========    =======     =======     ========

Basic and diluted net loss per share....   $  (1.93)   $ (0.16)                $  (1.71)
                                           ========    =======                 ========
Shares used in computation of basic and
  diluted net loss per share applicable
  to common stockholders................     14,638     20,507                   18,969 (Note 3)
                                           ========    =======                 ========


-------------------------
(1) This amount represents the in-process research and development charge related to the Anergen acquisition.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      CORIXA
                                     PRO FORMA
                                     COMBINED
                                    (INCLUDING
                                    ANERGEN AND              CORIXA/RIBI
                                     GENQUEST)                PRO FORMA     PRO FORMA
                                     (NOTE 4)       RIBI     ADJUSTMENTS    COMBINED
                                    -----------    -------   -----------    ---------
Revenue:
  Sales...........................   $     --      $ 2,538     $    --      $  2,538
  Collaborative agreements........     19,197        2,812          --        22,009
  Government grants...............      1,325           29          --         1,354
                                     --------      -------     -------      --------
          Total revenue...........     20,522        5,379          --        25,901
Operating expenses:
  Purchases and production
     costs........................         --        1,836          --         1,836
  Research and development........     36,457        7,872          --        44,329
  General and administrative......      6,377        4,048          --        10,425
  Amortization of goodwill and
     other purchased
     intangibles..................                               2,066(ix)     2,066
  In-process research and
     development(1)...............     12,021           --          --        12,021
                                     --------      -------     -------      --------
          Total operating
             expenses.............     54,855       13,756       2,066        70,677
                                     --------      -------     -------      --------
Loss from operations..............    (34,333)      (8,377)     (2,066)      (44,776)
Interest income...................      3,587          746          --         4,333
Interest expense..................       (948)          --          --          (948)
Other income......................         90           (2)         --            88
                                     --------      -------     -------      --------
Net loss..........................   $(31,604)     $(7,633)    $(2,066)     $(41,303)
                                     ========      =======     =======      ========
Basic and diluted net loss per
  share...........................   $  (2.26)     $ (0.38)                 $  (2.26)
                                     ========      =======                  ========
Shares used in computation of
  basic and diluted net loss per
  share...........................     13,979       20,318                    18,310  (Note 3)
                                     ========      =======                  ========


-------------------------
(1) This amount represents the in-process research and development charge related to the GenQuest acquisition.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION


     The following unaudited pro forma consolidated financial statements give effect to the merger, the Anergen acquisition and the GenQuest acquisition using the purchase method of accounting. The unaudited pro forma consolidated balance sheet gives effect to the merger as if it had occurred on June 30, 1999. The Anergen acquisition occurred on February 10, 1999 and the GenQuest acquisition occurred on September 15, 1998. Accordingly, the unaudited balance sheet of Corixa reflects the acquisition of Anergen and GenQuest. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1998 give effect to the merger, the Anergen acquisition and the GenQuest acquisition as if they had occurred on January 1, 1998 and the unaudited pro forma consolidated statement of operations for the six months ended June 30, 1999 give effect to the merger and the Anergen acquisition as if they had occurred on January 1, 1999. The unaudited pro forma consolidated financial statements do not purport to represent what Corixa's financial position or results of operations would actually have been if the merger or acquisition had in fact occurred on such dates or to project Corixa's financial position or results of operations as of any future date or for any future period.


2. RIBI -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS


     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Ribi capital stock into 4,330,701 shares of Corixa common stock pursuant to the merger, which includes up to 720,000 shares of Corixa common stock that may be issued as a result of the redemption or conversion of Ribi Series A preferred stock into Ribi common stock prior to the effective date of the merger (assuming no options or warrants to purchase Ribi common stock are exercised after August 5, 1999). The exchange ratio of 0.1685 was calculated as a fraction, the numerator of which equals 1.16 multiplied by the average of the last reported sale price of a share of Ribi common stock for the 10 trading days preceding June 9, 1999, which equals $2.262, and the denominator of which equals the average of the last reported sale price of a share of Corixa common stock for the 10 trading days immediately preceding June 9, 1999, which equals $13.425. All outstanding options and warrants to purchase Ribi common stock will be assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock. This calculation assumes that no options or warrants to purchase Ribi common stock will be exercised after August 5, 1999.



     (b) The total consideration of $59.4 million consists of Corixa common stock and options valued at $56.8 million, (which includes $8.9 million for the redemption of Ribi Series A preferred stock, of which approximately $7.9 million will be paid by Corixa to Ribi or, the issuance of up to 720,000 shares of Corixa common stock as a result of the conversion of Ribi Series A preferred stock into Ribi common stock prior to the effective date of the merger) and transaction costs of approximately $2.6 million. The purchase price will be allocated based on the fair value of assets acquired and liabilities assumed, netting to $22.5 million, acquired in-process research and development of $26.0 million and purchased goodwill adjuvant know how and work force of $10.9 million. In-process research and development charges resulting from the merger have not been reflected in the pro forma consolidated statement of operations, as they are considered non-recurring charges.



     Acquired in-process research and development (IPR&D) for the merger was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by the purchased technology, which, at the effective time of the merger, had not reached technological feasibility. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for each product; probability of technical success given the stage of development at the time of acquisition; royalty rates based on prior licensing agreements; product's sales cycles; and the estimated life of a product's underlying technology. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include general and administrative expenses, and research and development costs. The rates utilized to discount projected cash flows range from 35% to 55% depending upon the relative risk of each in-process technology and were based primarily on venture capital rates of return and the weighted average cost of capital for Corixa at the time of the merger.



     The unaudited pro forma consolidated financial statements reflect acquired IPR&D of approximately $26.0 million, representing the values determined by the Company's management to be attributable to the IPR&D assets associated with the technology acquired in the Ribi Acquisition. Of this amount, approximately $16.1 million is related to MPL projects, approximately $7.2 million is related to RC-529, approximately $1.3 million is related to Melacine, approximately $880,000 is related to Detox and the remaining $570,000 is related to RC-552. The values associated with these programs represent Corixa's management ascribed values, based on the discounted cash flows currently expected from the technologies acquired. If these projects are not successfully developed, the business, operating results, and financial condition of Corixa may be adversely affected.



     The in-process research and development that Corixa will acquire from Ribi consists of the following on-going projects: MPL; RC-529; Melacine; Detox; and RC-552.



     - MPL is an adjuvant immunostimulant that is being developed by Ribi for potential application in vaccines. Ribi has estimated that the research and development costs to complete individual MPL vaccine development projects will be approximately $2.7 million. The MPL projects are in various stages of completion, from preclinical to Phase III. The most advanced MPL project is scheduled for completion in the year 2000. Additional identified MPL projects in early development stages are scheduled for completion by the year 2006. Significant risk remains in relation to FDA approval of MPL.



     - RC-529 is a next generation synthetic adjuvant. Ribi plans to jointly develop an infectious disease vaccine utilizing RC-529 with a partner. Ribi has estimated that RC-529 will be completed in 2004, with an additional $2.4 million in research and development costs. As of the acquisition date, Ribi had made progress in the areas of preclinical work, including toxicology studies, comparative studies, and production scale-up studies.



     - Melacine is a therapeutic vaccine to treat melanoma. Ribi has estimated costs to complete Melacine at $3.9 million, with a targeted completion date in 2001. Although significant risks remain, Melacine has completed one Phase III clinical trial and is currently in two other Phase III studies.



     - Detox has adjuvant properties and is currently being developed for use in Melacine by Ribi and in Theratope by Biomira, Inc. as therapeutic vaccines for breast, lung, gastrointestinal and colon cancers. Ribi has estimated remaining costs to complete development of Detox at approximately $900,000 with completion planned for the year 2002. While significant risks remain to complete Detox, Phase III trials have been started for its application in Theratope.



     - RC-552 is a synthetic compound being developed for use in protecting against Reperfusion Injury. Ribi has targeted completion of RC-552 for 2001 with an additional $2.4 million in costs to complete. Significant progress related to preclinical work, including toxicology studies had been made as of the acquisition date. The FDA has indicated that Ribi could proceed to a Phase II/III clinical trial with appropriate preclinical data.

     As of the date the merger agreement was signed, Corixa concluded that once completed, the technologies under development can only be economically used for its specific and intended purposes and that such in-process technology has no alternative future use after taking into consideration the overall objectives of the project, progress toward the objectives, and uniqueness of developments to these objectives.
     (c) The unaudited pro forma consolidated balance sheet includes the adjustments necessary to give effect to the merger as if it had occurred on June 30, 1999, and to reflect the allocation of the proposed acquisition to the fair value of tangible and intangible assets acquired, including the charge to operations for in-process research and development acquired and the elimination of Ribi's equity accounts. Also included are the transaction costs, inclusive of payments to financial advisors, independent auditors, attorneys and other related costs, and costs associated with the elimination of redundant facilities and assets. Approximate adjustments included in the unaudited pro forma consolidated balance sheet are summarized as follows:

     (i) Write-off of in-process research and development acquired by Corixa, $26,024,000;

     (ii) Adjuvant know-how acquired by Corixa, $3,076,000, seven-year remaining life;

     (iii)  Workforce acquired by Corixa, $1,033,000, four-year remaining life;

     (iv)   Goodwill acquired by Corixa, $6,841,000; five-year remaining life;

     (v) Transaction and other costs associated with the merger of $2,600,000;
     (vi)   Elimination of Ribi equity accounts, $22,468,000;

     (vii) Issuance of Corixa common stock, $0.001 par value, as discussed above. The value of Corixa common stock is equal to the product of up to 4,330,701 shares multiplied by approximately $13.275 per share which includes approximately 720,000 shares of Corixa common stock that may be issued as a result of the conversion of Ribi Series A preferred stock into Ribi common stock prior to the effective date of the merger. If the shares are not converted, approximately $7.9 million will be paid by Corixa to Ribi to be used for the assumed $8.9 million redemption of Ribi Series A preferred stock;

     (viii) To conform accounting policies of expensing patent costs as incurred, $564,000;

     (ix) To record amortization of $1,033,000 related to acquired goodwill, adjuvant know-how and work force.

3. RIBI -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE

     The pro forma combined share and net loss per share data was prepared using an exchange ratio of 0.1685 Corixa common share for each share of Ribi common stock and the assumed issuance of a maximum of 4,330,701 shares of Corixa common stock on January 1, 1999 and 1998 as described in Note 2 to these Notes to Unaudited Pro Forma Consolidated Financial Statements.


4. ANERGEN AND GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL
ADJUSTMENTS


     Corixa's unaudited statement of operations for the six months ended June 30, 1999 has been combined with Anergen's unaudited statement of operations for the period from January 1, 1999 to February 10, 1999. Corixa's audited statement of operations for the year ended December 31, 1998 have been combined with Anergen's audited statement of operations for the year ended December 31, 1998 and GenQuest's unaudited statement of operations for the period from January 1, 1998 to September 15, 1998.

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                CORIXA
                                              ANERGEN      CORIXA/ANERGEN      PRO FORMA
                                             (PRIOR TO       PRO FORMA         COMBINED
                                CORIXA     ACQUISITION)     ADJUSTMENTS      WITH ANERGEN
                               --------    -------------   --------------    -------------
Revenue:
  Sales......................  $     --       $    --         $     --         $     --
  Collaborative agreements...     8,411           124               --            8,535
  Government grants..........       743             8               --              751
                               --------       -------         --------         --------
     Total revenue...........     9,154           132               --            9,286
Operating expenses:
  Purchases and production
     costs...................        --            --               --               --
  Research and development...    18,663           544               --           19,207
  General and
     administrative..........     1,745           687               --            2,432
  In-process research and
     development(1)..........    11,612            --                            11,612
                               --------       -------         --------         --------
     Total operating
       expenses..............    32,020         1,231               --           33,251
                               --------       -------         --------         --------
Loss from operations.........   (22,866)       (1,099)              --          (23,965)
Interest income..............     1,396             3               --            1,399
Interest expense.............      (392)           (7)              --             (399)
Other income.................       471            --               --              471
                               --------       -------         --------         --------
Net loss.....................   (21,391)       (1,103)              --          (22,494)
Preferred stock deemed
  dividend...................    (5,539)           --               --           (5,539)
Preferred stock dividend.....      (146)           --               --             (146)
                               --------       -------         --------         --------
Net loss applicable to common
  stockholders...............  $(27,026)      $(1,103)        $     --         $(28,179)
                               ========       =======         ========         ========
Basic and diluted net loss
  per share..................  $  (1.88)                                       $  (1.93)
                               ========                                        ========
Shares used in computation of
  basic and diluted net loss
  per share applicable to
  common stockholders........    14,398                            240           14,638    (Note 5)
                               ========                       ========         ========


-------------------------

(1) This amount represents the in-process research and development charge related to the Anergen acquisition.

ANERGEN -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (a) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of Anergen capital stock into 1,058,031 shares of Corixa common stock as a result of the acquisition by Corixa on February 10, 1999 which was accounted for as a purchase transaction. Options and warrants to purchase shares of Anergen common stock were assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock.


     (b) The total consideration of $9.6 million consisted of Corixa common stock and options valued at $8.7 million, cash of $200,000 and approximately $700,000 of transaction costs. The purchase price was allocated to assets acquired of $1.7 million and liabilities assumed of $3.7 million and acquired in-process research and development of $11.6 million.

                          YEAR ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  CORIXA/
                                      GENQUEST      GENQUEST     GENQUEST          ANERGEN        ANERGEN      CORIXA
                                     (PRIOR TO      PRO FORMA    PRO FORMA        (PRIOR TO      PRO FORMA    PRO FORMA
                          CORIXA    ACQUISITION)   ADJUSTMENTS   COMBINED        ACQUISITION)   ADJUSTMENTS   COMBINED
                         --------   ------------   -----------   ---------       ------------   -----------   ---------
Revenue:
  Sales................  $     --     $    --       $     --     $     --          $    --         $  --      $     --
  Collaborative
    agreements.........    17,003         150         (1,048)(e)   16,105            3,092            --        19,197
  Government grants....     1,267          58             --        1,325               --            --         1,325
                         --------     -------       --------     --------          -------         -----      --------
    Total revenue......    18,270         208         (1,048)      17,430            3,092            --        20,522
Operating expenses:
  Purchases and
    production costs...        --          --             --           --               --            --            --
  Research and
    development........    27,436       2,196         (1,700)(e)   27,932            8,525            --        36,457
  General and
    administrative.....     2,672         237           (204)(e)    2,705            3,672            --         6,377
  In-process research
    and
    development(1).....    12,021          --             --       12,021               --            --        12,021
                         --------     -------       --------     --------          -------         -----      --------
    Total operating
      expenses.........    42,129       2,433         (1,904)      42,658           12,197            --        54,855
                         --------     -------       --------     --------          -------         -----      --------
Loss from operations...   (23,859)     (2,225)           856      (25,228)          (9,105)           --       (34,333)
Interest income........     3,016          60             --        3,076              511            --         3,587
Interest expense.......      (767)        (47)            --         (814)            (134)           --          (948)
Other income...........       294          --           (204)(e)       90               --            --            90
                         --------     -------       --------     --------          -------         -----      --------
Net loss...............  $(21,316)    $(2,212)      $    652     $(22,876)         $(8,728)        $  --      $(31,604)
                         ========     =======       ========     ========          =======         =====      ========
Basic and diluted net
  loss per share.......  $  (1.75)                               $  (1.77)         $ (0.46)                   $  (2.26)
                         ========                                ========          =======                    ========
Shares used in
  computation of basic
  and diluted net loss
  per share............    12,172                        749       12,921(Note6)    18,890         1,058        13,979  (Note 5)
                         ========                   ========     ========          =======         =====      ========


-------------------------

(1) This amount represents the in-process research and development charge related to the GenQuest acquisition.

GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL ADJUSTMENTS

     (c) The unaudited pro forma consolidated financial statements reflect the conversion of all the outstanding shares of GenQuest capital stock into 1,063,695 shares of Corixa common stock as a result of the acquisition by Corixa on September 15, 1998 which was accounted for as a purchase transaction. Options to purchase shares of GenQuest common stock were assumed by Corixa pursuant to the merger and converted into options to purchase shares of Corixa common stock which have an estimated value of approximately $77,000.

     (d) The total consideration of $12.4 million consisted of Corixa common stock and options valued at $7.3 million, cash of $4.5 million and approximately $600,000 of transaction costs. The purchase price was allocated to assets acquired and liabilities assumed, netting to $400,000 and acquired in-process research and development of $12.0 million.

     (e) Elimination of inter-company revenue and expenses including amortization of the warrant previously issued to GenQuest.

5. ANERGEN -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE


     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999, are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1998 and 1999 of 1,058,031 shares of Corixa common stock as described in Note 4 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options and warrants to purchase Anergen common stock were assumed by Corixa pursuant to the merger and converted into options and warrants to purchase shares of Corixa common stock. The Corixa common stock issuable upon exercise of the stock options and warrants assumed have been excluded as the effect would be anti-dilutive.


6. GENQUEST -- UNAUDITED PRO FORMA CONSOLIDATED NET LOSS PER SHARE


     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1998 and 1999 of 1,063,695 shares of Corixa common stock as described in Note 6 to these Notes to Unaudited Pro Forma Consolidated Financial Statements. Options to purchase shares of GenQuest common stock were assumed by Corixa pursuant to the merger and converted into options to purchase shares of Corixa common stock. The Corixa common stock issuable upon exercise of the stock options assumed has been excluded as the effect would be anti-dilutive.

                                   SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     CORIXA CORPORATION




Date: August 18, 1999                By:  /s/ Mark McDade
                                         -----------------------------
                                          Mark McDade
                                          President and Chief Operating
                                          Officer